Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PROCTER & GAMBLE COMPANY
(Exact name of registrant as specified in its charter)

Ohio	31-0411980
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Address, including zip code, and telephone
number, including area code, of registrant's principal executive offices)

The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company

Deborah P. Majoras, Secretary
The Procter & Gamble Company
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per unit[2]	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock (without par value)	350,000	$ 76.91	$ 26,918,500	$ 2,710.69

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the "Securities Act"), this registration statement also covers additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions. Pursuant to Rule 416(c) of the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on December 4, 2015 within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                           INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

1.
The Registrant's Annual Report on Form 10-K, filed August 7, 2015, for the fiscal year ended June 30, 2015 (which incorporates by reference portions of the Registrant's definitive Proxy Statement dated August 28, 2015 for the Registrant's Annual Meeting of Shareholders held on October 13, 2015 and portions of its Annual Report to Shareholders for the year ended June 30, 2015).

2.	The Company's Quarterly Report on Form 10-Q filed October 23, 2015, for the period ended September 30, 2015.
3.	The Plan's Annual Report on Form 11-K filed on November 9, 2015.
4.	The Company's Current Reports on Form 8-K filed October 26, 2015, November 2, 2015, and November 13, 2015.
5.
All other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be a part hereof from the dates of filing of such reports and documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or any Prospectus hereunder to the extent that a statement contained in any subsequent Prospectus hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or any Prospectus hereunder.

Item 4.                          DESCRIPTION OF SECURITIES

The Company's Amended Articles of Incorporation (the "Amended Articles of Incorporation") authorize the issuance of 10,000,000,000 shares of Common Stock, 600,000,000 shares of Class A Preferred Stock and 200,000,000 shares of Class B Preferred Stock, all of which are without par value ("Common Stock," "Class A Preferred Stock," and "Class B Preferred Stock," respectively).  The holders of Common Stock and Class A Preferred Stock are entitled to one vote per share on each matter submitted to a vote of shareholders.  The holders of Class B Preferred Stock are not entitled to vote other than as provided by law.  The Company's Board of Directors (the "Board") is not classified and each member is elected annually.

The holders of Class A Preferred Stock and Class B Preferred Stock have the right to receive dividends prior to the payment of dividends on the Common Stock.  The Board has the power to determine certain terms relative to any Class A Preferred Stock and Class B Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights.  Also, the Board may fix such other express terms as may be permitted or required by law.  In the event of any liquidation, dissolution or winding up, the holders of the Common Stock are entitled to receive as a class, pro rata, the residue of the assets after payment of the liquidation price to the holders of Class A Preferred Stock and Class B Preferred Stock.

The Board has determined the terms of shares of Class A Preferred Stock issued as Series A ESOP Convertible Class A Preferred Stock, which can only be held by a trustee or trustees of an employee stock ownership plan or other benefit plan of the Company.  Upon transfer of Series A ESOP Convertible Class A Preferred Stock to any other person, such transferred shares shall be automatically converted into shares of Common Stock.  Each share of Series A ESOP Convertible Class A Preferred Stock has a cumulative dividend of $.5036075 per year and a liquidation price of $6.82 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992, August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights.  Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series A ESOP Convertible Class A Preferred Stock.

The Board has also determined the terms of shares of Class A Preferred Stock issued as Series B ESOP Convertible Class A Preferred Stock.  Each share of Series B ESOP Convertible Class A Preferred Stock has a cumulative dividend of $1.022 per year and a liquidation price of $12.96 per share (as adjusted for the stock splits on August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder under certain circumstances, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights.  Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series B ESOP Convertible Class A Preferred Stock.

All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Common Stock does not have any conversion rights and is not subject to any redemption provisions.  No holder of shares of any class of the Company's capital stock has or shall have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of the Company hereafter issued or sold.  No shares of any class of the Company's capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.

Item 5.                          INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the shares of Common Stock offered hereby is being passed upon for the Registrant by Giles Roblyer, Esq., Counsel, The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio, 45202.  Mr. Roblyer is the owner of shares of Common Stock of the Registrant.

Item 6.                          INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Set forth below is a description of certain provisions of the Ohio Revised Code ("ORC") and the Company's Regulations, as such provisions relate to the indemnification of the directors and officers of the registrant.  This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Company's Regulations.

Section 1701 of the ORC provides that a corporation must indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with a successful defense (on the merits or otherwise) of any action, suit, or proceeding.

A corporation may indemnify its directors, officers, employees, and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, in connection with actions, suits, or proceedings (except for derivative actions by or in the right of the corporation), whether civil, criminal, administrative, or investigative.  The corporation may indemnify such persons if the individual has acted in good faith and in a manner that the individual believed to be in the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe their conduct was unlawful. The determination as to whether this standard of conduct has been met must be made by the court, a majority of the disinterested directors, by independent legal counsel, or by the shareholders.

A similar standard applies in the case of derivative actions, except that indemnification may only extend to expenses, including attorney's fees, incurred in connection the defense or settlement of such action. If the person seeking indemnification has been found liable to the corporation in such an action, the court must approve the indemnification.

As permitted by the ORC, Article V of the Company's Regulations require the Company to indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal administrative, or investigative, by reason of the fact that he or she (a) is or was a Director, officer or employee of the Company, (b) is or was serving at the request of the Company or its subsidiaries as a director, trustee, officer, partner, managing member or position of similar capacity, of a Company subsidiary or another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (whether domestic or foreign, nonprofit or for profit), or (c) is or was providing to third party organizations volunteer services that were duly authorized in accordance with the Company's process for approval of such activities, against all liabilities and expenses actually and reasonable incurred by or imposed on him or her in connection with, or arising out of, any such claim, action, suit or proceeding.  This indemnity will be provided unless the person (a) failed to act in good faith, in a manner he or she reasonable believed to be in, or not opposed to, the best interests of the Company and its subsidiaries, (b) acted or failed to act, in either case, with deliberate intent to cause injury to the Company and its subsidiaries or with reckless disregard for the best interests of the Company or its subsidiaries, or (c) knowingly engaged in criminal activity.

The Company's Directors, officers and certain other key employees of the Company are insured by directors and officers liability insurance policies.  The Company pays the premiums for this insurance.

Item 7.                          EXEMPTION FROM REGISTRATION CLAIMED

             Not applicable.

Item 8.                          EXHIBITS

EXHIBIT NO.                                                                      DESCRIPTION

5	Opinion of Counsel

23-1	Consent of Deloitte & Touche LLP

23-2	Consent of Giles Roblyer, Esq., is contained in his opinion filed as Exhibit 5

24	Power of Attorney

The registrant will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.                          UNDERTAKINGS

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT.  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on December 8, 2015.

THE PROCTER & GAMBLE COMPANY

By:   /s/ David S. Taylor
            David S. Taylor
President, Chief Executive Officer and Director

Signature	Title

*	President, Chief Executive Officer and Director (Principal Executive Officer)
David S. Taylor

*	Chief Financial Officer (Principal Financial Officer)
Jon R. Moeller

*	Senior Vice President, Comptroller and Treasurer (Principal Accounting Officer)
Valarie L. Sheppard

*	Chairman of the Board
A.G. Lafley

*	Director
Francis S. Blake

*	Director
Angela F. Braly

*	Director
Kenneth I. Chenault

*	Director
Scott D. Cook

*	Director
Susan Desmond-Hellmann

*	Director
Terry J. Lundgren

*	Director
W. James McNerney, Jr.

*	Director
Margaret C. Whitman

*	Director
Patricia A. Woertz

*	Director
Ernesto Zedillo

By: /s/ Deborah P. Majoras
    * Deborah P. Majoras as Attorney-in-Fact

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 1, 2015.

THE PROFIT SHARING RETIREMENT PLAN OF THE PROCTER & GAMBLE COMMERICAL COMPANY

  /s/ Eric S. Baumgardner
Eric S. Baumgardner
Associate Director, HRSS Finance, Global Business Services

EXHIBIT INDEX

EXHIBIT NO.                                                      DESCRIPTION

5	Opinion of Counsel

23-1	Consent of Deloitte & Touche LLP

23-2	Consent of Giles Roblyer, Esq., is contained in his opinion filed as
Exhibit 5

24	Power of Attorney